EXHIBIT 14.2

CONSENT OF INDEPENDENT VALUATION FIRM

We consent to the inclusion in the Annual Report on Form 20-F of Allot Communications Ltd. (the “Company”) for the year ended December 31, 2008 and to the incorporation by reference in the Company’s Registration Statements on Form S-8 (File Nos. 333-140701, 333-149237 and 333-159306) of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by the Company as of December 31, 2008 and March 31, 2009 and to any references to our firm’s name in connection therewith.

Houlihan Smith & Company, Inc.
Chicago, Illinois
December 4, 2009